Pricing Supplement No. 51 Dated January 18, 1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)
                                                   Rule 424(b)(3)
                                                   Registration
                                                   Statement No.
                                                   33-55945




                      U.S.$4,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $250,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.867% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              January 23, 1996

Principal Amount:        $250,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 27 basis points

Interest Reset Dates:    The third Wednesday of each March, June, September
                         and December, commencing March 20, 1996

Interest Payment Dates:  The third Wednesday of each March, June, September and December, commencing March 20, 1996

Stated Maturity:         March 21, 2001

Reference Agent:         Chemical Bank




                       GOLDMAN, SACHS & CO.